EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------
                      Dollars and Share Amounts in Millions

                                                          Three Months Ended          Nine Months Ended
                                                               March 31                   March 31
                                                          -------------------         ------------------
NET EARNINGS PER SHARE                                     1996          1995         1996         1995
- ----------------------                                    --------      --------     --------     --------
Net earnings                                              $  760        $  631       $2,492       $2,173
     Deduct preferred stock dividends                         26            26           78           77
                                                          --------      --------     --------     --------
Net earnings applicable to common stock                   $  734        $  605       $2,414       $2,096
- ---------------------------------------                   ========      ========     ========     ========
     Average number of common shares outstanding           686.5         685.7        686.5        685.7

Per Share
- ---------
     Net earnings per share                               $ 1.07        $  .88       $ 3.52       $ 3.06
                                                          ========      ========     ========     ========
NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
- -------------------------------
Net earnings                                              $  760        $  631       $2,492       $2,173
     Deduct differential -- preferred
        vs. common dividends                                   9            11           29           34
                                                          --------      --------     --------     --------
Net earnings applicable to common stock                   $  751        $  620       $2,463       $2,139
- ---------------------------------------                   ========      ========     ========     ========
     Average number of common shares outstanding           686.5         685.7        686.5        685.7
     Add potential effect of:
        Exercise of options                                  8.7          11.4          8.7         11.4
        Conversion of preferred stock                       52.0          52.9         52.0         52.9
                                                          --------      --------     --------     --------
     Average number of common shares
        outstanding, assuming full dilution                747.2         750.0        747.2        750.0
                                                          ========      ========     ========     ========
Per share assuming full dilution
- --------------------------------
     Net earnings per share assuming full dilution        $ 1.01        $   .81      $ 3.30       $ 2.85
                                                          ========      ========     ========     ========







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